EXHIBIT 4.14

No.: Yue Jiaoyin Shao Gong 2019 Guzhizi No. 002

Equity Pledge Contract

Bank of Communications Co., LTD

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No.: Yue Jiaoyin Shao Gong 2019 Guzhizi No. 002

Equity Pledge Contract

Important Tips The Pledgor shall read the full text of this contract carefully, especially the clauses marked with ▲ ▲. If there is any doubt, please submit it to the Pledgee for explanation in time.

In order to guarantee the realization of all creditor's rights under the principal contract signed or to be signed between the Debtor and the Pledgee (Creditor), the Pledgor is willing to provide pledge with the equity that he has the right to dispose of.

In order to clarify the rights and obligations of both parties, the Pledgor and the Pledgee have entered into the Contract through consultation.

Article 1 Pledge, Validity of Pledge Right and Registration of Pledge

1.1 The pledged property under this contract is equity. The details of pledged equity shall be subject to the List of Pledged Equity attached to this Contract.

1.2 The validity of the pledge right shall be limited to the proceeds (including but not limited to shares presented by the company, bonus and dividends) generated during the pledge period. During the pledge period, the proceeds of equity shall be deposited into the account designated by the Pledgee, and the Pledgor shall not withdraw them without the written consent of the Pledgee.

1.3 The Pledgor shall go through the pledge registration formalities stipulated by law immediately after signing this Contract. If the shares are presented during the pledge period, the Pledgor shall cooperate with the pledge registration formalities (if necessary) according to the requirements of the Pledgee.

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Article 2 Scope of Guarantee

2.1 The scope of guarantee is the principal and interest, compound interest, penalty interest, liquidated damages, damages, and the expenses for the Pledgee to keep the pledged property and realize the creditor's rights and pledge rights under the principal contract. The expenses for realizing creditor's rights and pledge rights include but are not limited to collection fees, legal fees (or arbitration fees), preservation fees, announcement fees, execution fees, attorney fees, travel expenses and other expenses.

▲▲ 2.2 Both parties hereto specifically agree as follows: The validity of the Contract is independent of the principal contract, and the invalidity of the principal contract or its relevant clauses will not affect the validity of the Contract. The Pledgor shall be jointly and severally liable for the return liability or compensation liability that the Debtor should bear after the principal contract is invalid.

Article 3 Representation and Guarantee of Pledgor

3.1 The Pledgor has capacity for civil rights and full capacity for civil conduct (If the Pledgor is a natural person)/The Pledgor is legally established and exists, has all necessary capacity for rights (If the Pledgor is a non-natural person), and can perform the obligations hereof and bear civil liabilities in its own name.

3.2 The signing and performance of the Contract is the true intention of the Pledgor, and has been subject to all necessary consents, approvals and authorizations, without any legal defects.

3.3 The equity rights and all documents, statements, materials and information provided by the Pledgor to the Pledgee during the signing and performance of the Contract are true, accurate, complete and valid.

3.4 The Pledgor has completed all necessary approval, consent, examination and approval or registration procedures for the pledge of equity under the Contract.

3.5 Equity is formed by paid-in capital contribution and is transferable according to law.

3.6 The Pledgor has full right to dispose of the equity, and there are no defects, disputes, lawsuits (arbitration) or the rights and interests of any third party that has not been informed to the Pledgee.

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▲▲ 3.7 Neither the Pledgor nor its related parties belong to enterprises or individuals on the sanctions list of the United Nations, the European Union or the United States, and are not located in countries and regions sanctioned by the United Nations, the European Union or the United States.

▲▲ Article 4 Obligations of the Pledgor

4.1 The Pledgor shall complete all approval, consent, examination and approval or registration procedures required for the performance of the Contract.

4.2 If the Pledgee believes that the equity value is reduced or may be reduced, including but not limited to the reduction of the equity value due to the Pledgor's non-purchase of allotment of shares or the issuance of new shares by the invested company, the Pledgor shall provide additional pledge as required by the Pledgee.

4.3 The Pledgor shall bear the expenses arising from the auction and sale of equity.

4.4 Without the written consent of the Pledgee, the Pledgor shall not dispose of the equity in any way.

4.5 In case of allotment of shares during the pledge period, the Pledgor shall purchase and supplement the pledged property as the Contract, and cooperate with the corresponding pledge registration procedures as required by the Pledgee.

4.6 The Pledgor shall notify the Pledgee in writing immediately after the occurrence of the following events:

(1) The Pledgor changes the enterprise name, domicile, legal representative, registered capital, business scope, company type, modifies the Articles of Association, or has major changes in finance and personnel, or is declared bankrupt, revoked or dissolved according to law (If the Pledgor is a non-natural person)/the Pledgor's work and income have major changes (If the Pledgor is a natural person);

(2) The invested company changes its registered capital and is declared bankrupt, revoked or dissolved according to law;

(3) The ownership of equity is disputed, or the pledge right is or may be adversely affected by any third party;

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(4) The Pledgor has a major safety or environmental protection accident;

(5) Significant equity change of the Pledgor;

(6) The audit opinion issued by the Pledgor's external auditor on its financial statements is not a standard unqualified opinion;

(7) The Pledgor has been or may be investigated, punished or governed with other similar measures by the competent authority for violating laws, regulations and/or regulatory requirements;

(8) The Pledgor or its related parties are included in the sanctions list of the United Nations, the European Union or the United States, or their countries and regions are included in the sanctions list of the United Nations, the United States or the United States.

4.7 The Pledgor shall actively exercise its rights as a shareholder to maintain the value of the Shares. Without the written consent of the Pledgee, the exercise of shareholders' rights shall not be waived.

4.8 The Pledgor shall assist the Pledgee in realizing the pledge rights without setting any obstacles.

4.9 Until the Debtor pays off all debts under the principal contract to the Pledgee, the Pledgor shall not exercise the right of recourse against the Debtor or other guarantors due to the performance hereof.

4.10 If the Pledgee and the Debtor change the principal contract, the Pledgor shall still bear the pledge responsibility. However, without the written consent of the Pledgor to increase the contract amount, change the contract currency, raise the interest rate or extend the repayment period for non-legal reasons, the Pledgor shall only bear the pledge responsibility according to the original amount, currency, interest rate and time limit.

4.11 Before the Debtor pays off all debts under the principal contract in full, if the Debtor becomes the shareholder or its actual controller of the Pledgor, the Pledgor will immediately notify the Pledgee and provide the resolution of the Shareholders' Meeting (Shareholders' Meeting) on agreeing to provide guarantee.

4.12 The Pledgor guarantees to abide by the national anti-money laundering laws, regulations and relevant policies, not engage in activities involving money laundering and terrorist financing, and actively cooperate with the Pledgee to ensure various anti-money laundering such as customer identification, transaction record keeping, large-value and suspicious transaction reporting, etc.

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4.13 The Pledgor guarantees that the Pledgor and the Pledgor's employees and agents will not provide, give, ask for or accept any form of material benefits (including but not limited to cash, physical cards, travel service, etc.) or other non-material benefits to the Pledgee or the Pledgee's employees in any form except as agreed in the Contract, not to use the funds or services provided by the Pledgee in any form, directly or indirectly, for activities related to corruption or bribery. If the Pledgor knows any violation of this Article, he or she shall provide clues and relevant information to the Pledgee in a timely, truthful, complete and accurate manner, and cooperate to handle relevant matters according to the requirements of the Pledgee.

▲▲ Article 5 Realization of Pledge Right

5.1 In case of any of the following circumstances, the Pledgee shall have the right to auction and sell the equity according to law, and shall have priority in compensation with the proceeds:

(1) The Debtor fails to repay all or part of the loan, the principal of the financing fund or the advance payment of the Pledgee or the corresponding interest in full and on time;

(2) The Pledgor fails to provide additional security as agreed in Article 4.2.

The proceeds from auction and sale of equity shall be used to pay off the pledged creditor's rights and related expenses. If there are unexpired creditor's rights, the proceeds shall be used to pay off the principal, interest and expenses of creditor's rights in advance. Where the Pledgee receives a written notice from the Pledgor that the Pledgor does not agree to pay off the proceeds in advance before the completion of the auction or sale, the Pledgee shall deposit the proceeds into the deposit account designated by the Pledgee. These funds will be transferred to the Pledgee for possession from the date of deposit in the margin account. The principal and interest of these funds will provide pledge guarantee for all the creditor's rights of the Pledgee under the principal contract. Before the debts under the principal contract are fully paid off, the Pledgor shall not use them without the consent of the Pledgee. When the debts expire, the Pledgee has the right to deduct the funds. The pledge scope of the aforesaid margin pledge is the same as that agreed in Article 2.1 hereof.

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5.2 The Pledgor agrees: If the principal contract is secured by the guarantee, mortgage or pledge provided by the Debtor or a third party at the same time, the Pledgee has the right to decide the exercise of the security right at its own discretion, including but not limited to: the Pledgee has the right to exercise the pledge right directly without claiming the right against other guarantors in advance, and has the right to claim part or all of the guarantee right against one or more guarantors including the Pledgor separately or simultaneously, regardless of sequence. If the Pledgee waives or alters the guarantee right to other guarantors, or the order of the real right for pledge, the Pledgor shall still bear the pledge responsibility according to the Contract without any exemption hereof.

5.3 The Pledgor agrees: If the pledged equity is the equity of a listed company, when the pledge right is realized as agreed in Article 5.1 under the Contract, the Pledgee shall apply to China Securities Depository and Clearing Co., Ltd. unilaterally for the adjustment of the registration status of securities pledge, and adjust the registration status of equity pledge from "unsold pledge registration" to "sold pledge registration". If the Pledgee unilaterally applies to China Securities Depository and Clearing Co., Ltd. for the adjustment of securities pledge registration status, it shall be deemed that the Pledgor has known and agreed to adjust securities pledge registration status. The Pledgor shall provide the materials and documents required for the aforesaid pledge status adjustment as required by the Pledgee.

▲▲Article 6 Pledge Clause

6.1 If the pledge right is not established or invalid due to the following reasons, the Pledgor shall bear joint and several liability for the debts of the Debtor under the principal contract:

(1) The Pledgor fails to go through the pledge registration formalities;

(2) The statements and warranties made by the Pledgor under Article 3 are untrue;

(3) Due to other reasons of the Pledgor.

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6.2 The scope of the Pledgor's pledge is the principal and interest, compound interest, penalty interest, liquidated damages, damages, and the expenses of the Pledgee for keeping the pledged property and realizing the creditor's rights under the principal contract. The expenses for realizing creditor's rights include but are not limited to collection fees, legal fees (or arbitration fees), preservation fees, announcement fees, execution fees, attorney fees, travel expenses and other expenses.

6.3 The pledge period shall be two years from the date of expiration of the debt performance period (under the bank acceptance bill/letter of credit/guarantee/standby letter of credit, it is the date of advance payment by creditors).

If the principal contract stipulates that the Debtor can perform the repayment obligations in installments, the guarantee period shall be calculated separately according to the repayment obligations of each period, starting from the expiration date of each period of debt performance (It is the date of creditor's advance payment) and ending two years after the expiration date of the last period of debt performance (It is the date of creditor's advance payment).

If the creditor announces that all the debts under the principal contract are due in advance, the announced early maturity date shall be the expiration date of the debt performance period.

6.4 The validity of this warranty clause is independent of other clauses of the Contract, and the effective condition of this warranty clause is that the pledge right under the Contract is not established or invalid due to the reasons listed in Article 6.1.

Article 7 Notification

7.1 The contact information (including mailing address, contact telephone number, fax number, etc.) filled in by the Pledgor in the Contract is true and valid. In case of any change of contact information, the Pledgor shall immediately send/deliver the change information in writing to the mailing address filled in by the Pledgee in the Contract. Such information changes shall take effect after the Pledgee receives the change notice.

7.2 Unless otherwise expressly agreed in the Contract, the Pledgee shall have the right to give any notice to the Pledgor by any of the following means. The Pledgee shall have the right to choose such means of notification as it deems appropriate and shall not be liable for any transmission error, omission or delay in postal, facsimile, telephone or any other communication system. If the Pledgee chooses multiple notification methods at the same time, the one that reaches the Pledgor faster shall prevail.

(1) The announcement shall be deemed as the delivery date on which the Pledgee issues the announcement on its website, online banking, telephone banking or business outlets;

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(2) Delivery by hand shall be regarded as the service date on which the Pledgor signs for it;

(3) Delivery by post (including express mail, ordinary mail and registered mail) at latest known mailing address of the Pledgor to the Pledgee's knowledge shall be regarded as the service date on the 3rd day (in the same city)/5th day (in different regions) after the mailing date;

(4) Delivery by fax, mobile phone short message or other electronic communication at the latest known fax No. to the Pledgee's knowledge, mobile phone No. or e-mail address designated by the Pledgee shall be deemed as the service date.

7.3 The Pledgor agrees that unless the Pledgee receives the Pledgor's written notice of changing the mailing address, the mailing address filled in by the Pledgor in the Contract is the address where the court serves judicial documents and other written documents to the Pledgor. In the process of dispute settlement under the Contract, if the court delivers judicial documents or other written documents by post (including express mail, ordinary mail and registered mail) to the latest known mailing address of the Pledgor to the Pledgee's knowledge, the signing date of the Pledgor on the service receipt shall be the service date. If the Pledgor fails to sign for the receipt of service, the 3rd day (in the same city)/5th day (in different regions) after the mailing date shall be regarded as the service date.

In addition to the judgment, ruling and mediation, the court has the right to make any notice to the Pledgor by any means of communication as agreed in Article 7.2. The Court shall have the right to choose such means of communication as it thinks fit and shall not be liable for transmission errors, omissions or delays in postal, facsimile, telephone, telex or any other communication system. If the court chooses multiple modes of communication at the same time, the one that reaches the Pledgor faster shall prevail.

▲Article 8 Information Disclosure and Confidentiality

8.1 For the Pledgor’s undisclosed information and materials obtained and known by the Pledgee during the signing and performance of the Contract, the Pledgee shall not violate laws, regulations and regulatory requirements in using relevant information and materials, and shall bear the responsibility of confidentiality according to law and shall not disclose such information and materials to third parties, except for the following circumstances:

(1) Disclosure required by applicable laws and regulations;

(2) The judicial administrations or regulatory agency requires disclosure according to law;

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(3) When the Pledgor fails to assume the guarantee responsibility as agreed, the Pledgee shall disclose to the Pledgee's external professional consultant and allow the Pledgee's external professional consultant to use it on the basis of confidentiality in order to realize the pledge right under the Contract;

(4) The Pledgor agrees or authorizes the Pledgee to make disclosure.

8.2 The Pledgor confirms that it has signed the Authorization Letter for Credit Information Inquiry and Provision. The Pledgee shall inquire, use and preserve the Pledgor's credit information within the scope specified in the power of attorney.

8.3 Except as provided in Article 8.1 and 8.2 hereof, the Pledgor further agrees that Bank of Communications Co., Ltd. may use or disclose the Pledgor's information and materials under the following circumstances, including but not limited to the Pledgor's basic information, credit transaction information, bad information and other relevant information and materials, and is willing to bear all the consequences arising therefrom:

To the outsourcing institutions, third-party service providers, other financial institutions and other institutions or individuals deemed necessary by the Pledgee for the following purposes, including but not limited to other branches of Bank of Communications Co., Ltd., or a subsidiary wholly or partially owned by Bank of Communications Co., Ltd., it discloses and allows them to use such information and materials on the basis of confidentiality: ① To carry out or be related to bank credit business, such as promoting the credit business of Bank of Communications Co., Ltd., collecting the Pledgor's arrears, transferring the creditor's rights of bank credit business, etc.; (2) Providing or possibly providing new products or services or further providing services for the Pledgee to the Pledgor.

Whether Article 8.3 is applicable or not shall be subject to the agreement of both parties in Article 13 hereof.

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Article 9 Dispute Resolution

The Contract shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong, Macao and Taiwan for the purposes of the Contract). Disputes under the Contract shall be brought to the court with jurisdiction in the place where the Pledgee is located, except as otherwise agreed in the terms of "other agreed matters" hereof. During the dispute period, all parties shall continue to perform the undisputed clauses.

Article 10 Miscellaneous

10.1 The Pledgor has carefully read the Principal Contract and confirmed all the terms and conditions.

10.2 The List of Pledged Equity attached hereto is an integral part of the Contract.

10.3 The Contract shall come into effect as of the date when all the following conditions are met: (1) Signature (or seal) and official seal of the legal representative (person in charge) or authorized representative of the Pledgor. If the shareholder is a natural person, the Pledgor shall sign it; (2) The person in charge or authorized representative of the Pledgee shall sign (or seal) and affix the company seal.

Article 11 Guaranteed Principal Contract and Principal Creditor's Rights

11.1 The guaranteed Debtor is Shaoguan Angrui Environmental Technology Development Co., Ltd.

11.2 Contract number of the principal contract guaranteed by this contract: Yuejiao Yinshao 2019 Fixed Asset Loan No. 002 Name: Fixed Assets Loan Contract.

11.3 The pledged principal creditor's rights are the principal under the principal contract: CNY 80 million only, and other specific contents are agreed in the principal contract (including the Application for Quota Use under the principal contract or documents with other names signed by both the Pledgee and the Debtor).

Article 12 Contact Information

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The Pledgor's contact information for receiving the notice agreed in Article 7 includes:

Address: Room 7953, Building 2, No.1800 Panyuan Highway, Changxing Town, Chongming District, Shanghai

To: Li Jingquan

Postal Code: 202150

Tel: [*]

Mobile phone number: [*]

Fax: [*]

E-mail address: _______________

Article 13 Other agreed matters

13.1 It is agreed that the Contract shall apply Article 8.3.

13.2 口The parties agree to amend the court of jurisdiction over the dispute agreed in Article 9 of the Contract (i.e., "the court with jurisdiction in the place where the Pledgee is located") as:

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Article 14 The Contract is made in quadruplicate, one for each party.

Pledgor: Shanghai Onway Environmental Development Co., Ltd.

Legal Representative (Person in Charge): Peng Wenlie

Certificate Type: Business License Certificate No.: 91310000322311813W

Legal (household registration) address: Room 7953 Building 2, No.1800 Panyuan Highway, Changxing Town, Chongming District, Shanghai

Pledgee: Shaoguan Branch of Bank of Communications Co., Ltd.

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Person in charge: Gao Yan

Address: No. 27 Gongye Middle Road, Wujiang District, Shaoguan City

The Pledgor has read through all the terms of the Contract, and the Pledgee has made a detailed explanation at the request of the Pledgor. When the Pledgor signs this Contract, it will have no doubts and objections, and understand the meaning and legal consequences of the contract clauses, especially those marked with ▲▲.

(There is no text below)

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Pledgor: Shanghai Onway Environmental Development Co., Ltd.	Pledgee: Special Seal for Credit Business Contract of Shaoguan Branch of Bank of Communications Co., Ltd.
Legal representative (responsible person) or authorized representative (Signature or Seal) /s/ Peng Wenlie	Responsible person or authorized representative (Signature or Seal) /s/ Gao Yan
Signed on: August 29, 2019	Signed on: August 29, 2019

Clause of co-owner declaration (applicable to the case where the pledged property has a co-owner):

I (name: _ _ _ _ _ _ _ ID type_ _ _ _ _ _ _ _ _ _ _ID No. _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _is the pledge owner._ _ _ _ I have carefully read and confirmed all the terms of the Contract, know and agree that the Pledgor will provide guarantee to the Pledgee with equity.

Signature of co-owner:

Date:
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List of Pledged Equity of Shaoguan Branch of Bank of Communications Co., Ltd.

August 29, 2019

Name of Pledgor: Shanghai Onway Environmental Development Co., Ltd.
Principal Contract No.: Yuejiao Yinshao 2019 Fixed Asset Loan No. 002		Pledge Contract No.: Yue Jiaoyin Shao Gong 2019 Guzhizi No. 002
S/N	Name of invested company	Nature of the invested company	Share (number of shares)
1	Shaoguan Angrui Environmental Technology Development Co., Ltd	Limited liability company	14,675,200

Pledgor's Company Seal/Signature: Shanghai Onway Environmental Development Co., Ltd. /s/ Peng Wenlie		Pledgee’s Company Seal: Special Seal for Credit Business Contract of Shaoguan Branch of Bank of Communications Co., Ltd.
Handled by:		Handled by: